Exhibit 10.25

ASSUMPTION AGREEMENT

By and Between

Homeowners Choice Property & Casualty Insurance Company, Inc.

and

HomeWise Insurance Company

Dated as of November 2, 2011

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT (this “Agreement”), dated as of November 2, 2011, is entered into by and between, HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY, INC., a Florida domiciled insurance company (“HCPCI”), and HOMEWISE INSURANCE COMPANY, a Florida domiciled insurance company (the “Company”) (each, a “Party”; together, the “Parties”).

RECITALS:

WHEREAS, the Parties wish to consummate a transfer of Company’s Florida business to HCPCI; and

WHEREAS, as more particularly set forth herein, the Company and HCPCI wish to enter into an assumption arrangement pursuant to which HCPCI will assume all losses occurring on or after the Assumption Effective Date (as defined below) with respect to all of the homeowners’ multi-peril and dwelling fire insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto, issued, renewed, or written by or on behalf of the Company (including any policies may have been previously assumed by the Company from another insurer or acquired by merger) covering homes located in Florida that are in-force as of the Assumption Effective Date, including also such policies that are renewed or processed for renewal by the Company after the Assumption Effective Date (the “Assumed Policies”);

WHEREAS, the Parties intend for HCPCI to assume no duties, liabilities or obligations of any kind whatsoever attributed to or arising out of claims occurring or arising from events occurring prior to the Assumption Effective Date under the Assumed Policies; and

WHEREAS, in consideration for, among other things, the assignment of the Company’s right to refunds for return commissions and other administration fees which may become due from agents, producers, brokers or other administrative entities, HCPCI has agreed to pay a Ceding Commission to the Company, as set forth in Sections 2.6 and 3.1;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants contained herein, and intending to be legally bound hereby and thereby, the Parties hereto do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1         Defined Terms.

The following terms shall have the respective meanings specified below throughout this Agreement.

“Agreement” has the meaning set forth in the first paragraph.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, as trustee or executor, or otherwise).

“Applicable Law” means any order, law, statute, regulation, rule, pronouncement, ordinance, bulletin, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to the parties hereto, or any of their respective businesses, properties or assets.

“Assumed Policies” has the meaning set forth in the recitals.

“Assumption Certificate” shall mean the certificate to be issued by HCPCI to the policyholder of any Assumed Policy, which shall be in the form agreed to by the Parties and approved by the Florida Office of Insurance Regulation in accordance with the terms of the Consent Order approving this Agreement.

“Assumption Effective Date” means 12:01 a.m. Eastern Time on November 1, 2011.

“Ceding Commission” has the meaning set forth in Section 2.6.

“Claim” and “Claims” means any and all claims, requests, demands or notices made by or on behalf of policyholders, beneficiaries or third party claimants for indemnification or payment for amounts due or alleged to be due under the Assumed Policies.

“Company” has the meaning set forth in the first paragraph.

“Confidential Information” means any confidential or proprietary information related to the Assumed Policies, including written or electronically stored confidential and proprietary data which identifies past or current customers of the Company or its Affiliates, written information about business practices, product design, pricing, research, or development, computer systems and written business plans of the Company or its Affiliates, and confidential and proprietary computer data processing tapes, record formats, source and object codes, in each case related to the Assumed Policies.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“HCPCI” has the meaning set forth in the first paragraph.

“Initial UPR Transfer Amount” has the meaning set forth in Section 3.1(a)(i).

“Inuring Reinsurance” means all reinsurance agreements, treaties and contracts, including any renewals or extensions thereof, to the extent such reinsurance agreements, treaties and contracts provide reinsurance coverage for the Assumed Policies.

“Outside Accountants” has the meaning set forth in Section 3.1(a)(vi).

“Party” and “Parties” have the meanings set forth in the first paragraph.

“Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, estate, unincorporated organization, Governmental Entity or other entity.

“Post-Assumption Losses” shall mean liabilities and obligations for Claims directly arising from events caused by a peril covered by the Assumed Policies occurring on or after the Assumption Effective Date and all loss adjustment expenses and defense costs attributed to such Claims. “Post-Assumption Losses” shall not include any Pre-Assumption Effective Date Liabilities. “Post-Assumption Losses” shall not include any liabilities or obligations incurred by or on behalf of the Company as a result of any grossly negligent, willful, fraudulent or criminal act or violation of the Florida Insurance Code by the Company, any of its officers, managers, employees, or agents or any of its Affiliates or any of the officers, directors, employees or agents of its Affiliates, regardless of when such liabilities or obligations are incurred. “Post-Assumption Losses” shall not include (i) any Claims arising from, relating or connected to or in any way associated with an event caused by a peril covered by the Assumed Policies and occurring or beginning to occur before the Assumption Effective Date; (ii) any loss adjustment expenses or defense costs attributable to such a Claim described in (i), including expenses related to the investigation, appraisal, settlement, litigation, defense or appeal of such a Claim; (iii) liabilities for consequential, exemplary, punitive or similar extra contractual damages related or connected to or in any way associated with such a Claim described in (i); (iv) liabilities for statutory or regulatory fines or penalties related or connected to or in any way associated with such a Claim described in (i); or (v) any claim alleging bad faith or unfair or deceptive insurance practices or any claim that could be brought pursuant to Sections 624.155 or 626.9541, Florida Statutes, related or connected to or in any way associated with such a Claim described in (i). “Post-Assumption Losses” shall be gross of any Inuring Reinsurance which may otherwise be available to or for the benefit of the Company with regard to the Assumed Policies, except to the extent (if any) the Company has fully paid the reinsurance premiums for such Inuring Reinsurance as of the Assumption Effective Date. HCPCI shall in no event be liable for or obligated to pay any premiums attributed to any Inuring Reinsurance which may otherwise provide coverage for the Assumed Policies post-Assumption Effective Date, as such obligations and liabilities for Inuring Reinsurance premiums are to remain the exclusive obligation and liability of the Company under the terms of this Agreement.

“Pre-Assumption Effective Date Liabilities” means claims, losses, expenses, costs or liabilities of any kind whatsoever under the Assumed Policies occurring prior to the Assumption Effective Date or in any way related or connected to or associated with an event occurring before the Assumption Effective Date, including any claims, losses, expenses, costs or liabilities (including incurred but not reported claims, losses, costs or expenses) arising out of or attributed to losses or claims occurring prior to the Assumption Effective Date or in any way related or connected to or associated with an accident or event occurring before the Assumption Effective Date, regardless of whether the accident or event is known or unknown before the Assumption Effective Date. This term also includes any and all duties, obligations, covenants, costs, expenses or liabilities of any kind whatsoever arising from or attributed to the Company or its business operations, whether incurred or performed by the Company directly or indirectly through its Affiliates or other Persons (excluding HCPCI and its Affiliates from the term “Persons” for this purpose). This term shall include (i) any Claims arising from, relating or connected to or in any way associated with an accident or event caused by a peril covered by the Assumed Policies and occurring or beginning to occur before the Assumption Effective Date, regardless of whether such accident or event is known or unknown before the Assumption Effective Date; (ii) any loss adjustment expenses or defense costs attributable to such a Claim described in (i), including expenses related to the investigation, appraisal, settlement, litigation, defense or appeal of such a Claim; (iii) liabilities for consequential, exemplary, punitive or similar extra contractual damages related or connected to or in any way associated with such a Claim described in (i); (iv) liabilities for statutory or regulatory fines or penalties related or connected to or in any way associated with such a Claim described in (i); (v) any claim alleging bad faith or unfair or deceptive insurance practices or any claim that could be brought pursuant to Sections 624.155 or 626.9541, Florida Statutes, related or connected to or in any way associated with such a Claim described in (i). The Parties expressly intend for HCPCI to assume only those obligations and liabilities for the Assumed Policies arising on or after the Assumption Effective Date and the obligations associated with Unearned Premium Reserves (as each of these terms is defined herein).

“Preliminary UPR Transfer Amount” has the meaning set forth in Section 3.1(a)(ii).

“Premium(s)” means all gross written premiums, pre-paid premiums, considerations, deposits, premium adjustments, fees and similar amounts, less cancellation and return premiums, with regard to the Assumed Policies following the Assumption Effective Date.

“Replacement Policy” means a policy offered or issued by HCPCI on its own policy forms, to take effect upon the expiration or cancellation of an Assumed Policy.

“Return Premium Ceding Amount” has the meaning set forth in Section 3.1(a)(i).

“Unearned Premium Reserves” means the gross liability as of the Assumption Effective Date for the amount of collected Premium and receivables for uncollected Premium corresponding to the unexpired portion of all Assumed Policies, calculated using the daily pro rata method, prepared in accordance with statutory accounting practices, and subject to any applicable Premium, commission or brokerage adjustments prior to or after the Assumption Effective Date pursuant to the underlying terms and conditions of the Assumed Policies or agent or broker contracts related thereto, which adjustments shall be accounted for and settled as between the Parties pursuant to Section 3.1(a) and Section 3.4.

“Unresolved Changes” has the meaning set forth in Section 3.1(a)(vi).

“UPR Transfer Amount” means the final amount determined pursuant to the procedures set forth in Section 3.1(a) by applying the UPR Adjustment (if any) to the Preliminary UPR Transfer Amount.

“UPR True Up Report” has the meaning set forth in Section 3.1(a)(ii).

“UPR Adjustment” has the meaning set forth in Section 3.1(a)(ix).

Section 1.2         Interpretation.

(a)        The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event that an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(b)        When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words “include”, “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement (including the schedules and exhibits) as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(c)        The schedules and exhibits, if any, attached hereto are incorporated into this Agreement and will be deemed a part hereof as if set forth herein in full. In the event of any conflict between the provisions of this Agreement and any schedule or exhibit, the provisions of this Agreement will control. Capitalized terms used in the schedules have the meanings assigned to them in this Agreement. The listing of an item in one section of the schedules shall be deemed a listing in each section of the schedules, notwithstanding the lack of a specific cross-reference, and to apply to each other representation and warranty to which its relevance is reasonably apparent on its face. The section references referred to in the schedules are to sections of this Agreement, unless otherwise expressly indicated.

ARTICLE 2

THE ASSUMPTION TRANSACTION

Section 2.1         Assumed Policies.

(a)        Effective on and as of the Assumption Effective Date, (i) the Company shall transfer and absolutely assign to HCPCI, and HCPCI shall take assignment of, all of the contractual and other rights of the Company under and with respect to the Assumed Policies, including all Premium receivables, and (ii) HCPCI shall assume all contractual obligations under the Assumed Policies corresponding to the Unearned Premium Reserves, including Post-Assumption Losses; provided, however, that HCPCI shall have no duties, responsibilities, or obligations with regard to, any Pre-Assumption Effective Date Liabilities and the Company will retain contract rights with respect to the Pre-Assumption Effective Date Liabilities.

(b)        HCPCI agrees to substitute itself in the Company’s place with respect to the Assumed Policies as if it had issued each Assumed Policy on the Assumption Effective Date, such that HCPCI shall perform all contractual promises made by the Company and shall be entitled to exercise all of the Company’s rights, in each case arising on or after the Assumption Effective Date pursuant to the terms and conditions of the Assumed Policies, but excluding any Pre-Assumption Effective Date Liabilities, which shall remain the exclusive obligation of the Company. HCPCI hereby covenants and agrees that it may be sued for its actions after the Assumption Effective Date, in its own name, by a policyholder for Post-Assumption Losses under the Assumed Policies, except for any Pre-Assumption Effective Date Liabilities, for which HCPCI shall have no liability or obligation of any kind whatsoever.

(c)        It is the intent of the Parties to this Agreement to accomplish, as of the Assumption Effective Date, a complete transfer of all of the Company’s contractual rights, obligations, liabilities and risks with respect to each of the Assumed Policies (provided that the Company shall retain any and all Pre-Assumption Effective Date Liabilities and any rights associated therewith) with the result that HCPCI, as transferee, in all respects and conditions, shall succeed the Company as the insurer under the terms and provisions of each of the Assumed Policies as though HCPCI had issued such Assumed Policies on the Assumption Effective Date, and to transfer to HCPCI, as administrator, full and complete responsibility for servicing and administering Claims for Post-Assumption Losses under the Assumed Policies in accordance with the terms and conditions of this Agreement (excluding Pre-Assumption Effective Date Liabilities).

(d)        On and after the Assumption Effective Date, no further rights or liabilities shall accrue to the Company under Assumed Policies other than those associated with Pre-Assumption Effective Date Liabilities.

Section 2.2         Assumption Certificates.

Promptly after the Assumption Effective Date, HCPCI shall issue to each of the policyholders of the Assumed Policies an Assumption Certificate.

Section 2.3         Representations and Warranties of the Company.

The Company hereby represents and warrants to HCPCI as of the date of execution of this Agreement the following:

(a)        The Company is an insurance company duly authorized and validly existing under the laws of the State of Florida.

(b)        The Company has all requisite power and authority to execute and deliver this Agreement and to perform all of its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by all necessary action of the Company, and no further action, consent or approval on the part of the Company is required for the valid performance of its obligations under this Agreement, except as otherwise identified in Schedule 2.3(b) attached hereto.

(c)        The execution, delivery and performance of this Agreement by the Company does not require the amendment of any contracts, agreements or other instruments of the Company or its Affiliates, and no third party consents or authorizations are required for the valid performance of its obligations under, or to otherwise effectuate the terms of, this Agreement, except as otherwise identified in Schedule 2.3(c) attached hereto.

(d)        There is no action, suit, investigation or proceeding pending against, or affecting the properties of the Company before any court or arbitrator or any Governmental Entity, agency or official which challenges or seeks to prevent the consummation of the transactions contemplated hereby.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 2.3, NEITHER THE COMPANY, ANY OF ITS AFFILIATES NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY, ANY OF ITS AFFILIATES OR THEIR RESPECTIVE BUSINESS, OPERATIONS, ASSETS, ASSUMED POLICIES, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS. HCPCI HEREBY EXPRESSLY WAIVES ANY CLAIMS AND CAUSES OF ACTION AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE IN EACH CASE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO HCPCI AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY OR ANY OF ITS AFFILIATES. WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY, ANY OF ITS AFFILIATES NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO HCPCI WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, ASSUMED POLICIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE COMPANY.

Section 2.4         Representations and Warranties of HCPCI.

HCPCI hereby represents and warrants to the Company as of the date of execution of this Agreement the following:

(a)        HCPCI is an insurance company duly authorized and validly existing under the laws of the State of Florida and has all requisite power and authority to sell, own, lease and operate its respective assets and business and to carry on its respective businesses as now being conducted.

(b)        HCPCI has all requisite power and authority to execute and deliver this Agreement and to perform all of its respective obligations hereunder. The execution, delivery and performance of this Agreement by HCPCI has been duly and validly authorized by all necessary action of HCPCI, and no further action, consent or approval on the part of HCPCI is required for the valid performance of its obligations under this Agreement.

(c)        The execution, delivery and performance of this Agreement by HCPCI does not require the amendment of any contracts, agreements or other instruments of HCPCI or its Affiliates, and no third party consents or authorizations are required for the valid performance of its obligations under, or to otherwise effectuate the terms of, this Agreement.

(d)        There is no action, suit, investigation or proceeding pending against, or affecting the properties of HCPCI before any court or arbitrator or any Governmental Entity, agency or official which challenges or seeks to prevent the consummation of the transactions contemplated hereby.

Section 2.5        Conditions Precedent to Effectiveness of Agreement.

In order for the transactions contemplated by this Agreement to become effective, the following conditions shall have been satisfied on or before the date of execution of this Agreement:

(a)        The Company shall provide to HCPCI fully executed and duly authorized written consents or authorizations identified in Schedule 2.3(b) that are required to effectuate the provisions of this Agreement, in such forms as are acceptable to HCPCI in its sole discretion;

(b)        The Company shall provide to HCPCI fully executed amendments to any and all contracts, agreements or other instruments of the Company or its Affiliates, or written consents or authorizations from any third parties (including confidentiality agreements), which HCPCI determines in its sole discretion are required to effectuate the provisions of this Agreement, in such forms as are acceptable to HCPCI in its sole discretion, including amendments to any contracts, agreements, instruments, or consents and authorizations identified in Schedule 2.3(c);

(c)        The Florida Office of Insurance Regulation shall execute and issue a Consent Order, which has been duly executed by the Parties, approving this Agreement and the transactions contemplated herein, and expressly finding, among other things, that this Agreement is supported by “fair consideration” and is not intended to hinder, delay, or defraud either then-existing or future creditors of the Company, as contemplated by Chapter 631, Florida Statutes;

(d)        The Company shall pay HCPCI the first installment of the Initial UPR Transfer Amount into an account specified by HCPCI; and

(e)        Any other deliveries contemplated by the other provisions hereof.

Section 2.6        Transfer of Unearned Premium Reserve.

It is the intent of the Parties that the Company shall transfer and pay to HCPCI an amount made up of cash and Premium receivables equal to one hundred percent (100%) of the amount of the Unearned Premium Reserves net of a ceding commission (the “Ceding Commission”) equal to ten percent (10%) of the Unearned Premium Reserves, all subject to an initial true-up, adjustment and settlement approximately forty-five (45) days after the Assumption Effective Date pursuant to the provisions of Section 3.1(a), offsets and a final true-up and settlement on April 30, 2012 pursuant to Section 3.4. HCPCI shall have no obligation or liability to pay any of the Company’s premiums, assessments, costs or other liabilities whatsoever arising from or attributed to premium taxes, residual market or guaranty fund assessments (including assessments by the Florida Insurance Guaranty Association, Florida Hurricane Catastrophe Fund, and Citizens Property Insurance Corporation), reimbursement premiums arising under Company’s contracts with the Florida Hurricane Catastrophe Fund, or premiums arising under Company’s contracts with other reinsurers. The Parties agree that the Unearned Premium Reserves shall only be reduced by the Ceding Commission, and the premiums, assessments, costs or other liabilities identified in the immediately preceding sentence shall remain the exclusive obligation of the Company to pay or satisfy out of the Ceding Commission or such other assets or funds of the Company. The Unearned Premium Reserves (including the right to receive return commissions from agents, producers, brokers and other administrative entities) shall be the sole and exclusive property of HCPCI on and after the Assumption Effective Date.

Section 2.7        Non-Assumption of Liabilities.

Except as otherwise expressly stated in this Agreement, neither HCPCI nor any of its Affiliates will, directly or indirectly, assume any liability or obligation of the Company or its Affiliates of any kind, character or description, regardless of when incurred, discovered or reported.

ARTICLE 3

PAYMENTS AND OFFSET

Section 3.1        Premium Payments.

(a)        Unearned Premium Reserves; True Up Process.

 (i)        The Company shall remit to HCPCI an amount equal to Forty-Eight Million Dollars ($48,000,000.00) (the “Initial UPR Transfer Amount”) in two installments: the first installment an amount equal to Twenty-Two Million Dollars ($22,000,000.00) by wire transfer of immediately available funds upon execution of this Agreement and the second installment an amount equal to Twenty-Six Million Dollars ($26,000,000.00) by wire transfer of immediately available funds no later than ten (10) calendar days following the date of execution of this Agreement. The Initial UPR Transfer Amount will not reflect Ceding Commission on Unearned Premium Reserves attributable to (A) receivables for uncollected Premium and (B) an estimate of return Premiums. The amount of the Ceding Commission attributable to B above is referred to as the “Return Premium Ceding Amount.”

 (ii)        Within forty-five (45) days following the Assumption Effective Date, HCPCI shall calculate the Unearned Premium Reserve as of the Assumption Effective Date considering the post-Assumption Effective Date information available to the Parties, including the uncollectibility of receivables for uncollected Premium. The sum of the Unearned Premium Reserve, as calculated in this Section 3.1(a)(ii), plus the Return Premium Ceding Amount will result in the “Preliminary UPR Transfer Amount” and HCPCI shall send to the Company its computation of the Preliminary UPR Transfer Amount together with its work papers used to compute the same (the “UPR True Up Report”).

(iii)        If, within twenty (20) days following its receipt of the UPR True Up Report, the Company does not dispute the UPR True Up Report or the Preliminary UPR Transfer Amount prepared by HCPCI, then the Preliminary UPR Transfer Amount, as set forth in the UPR True-up Report, shall be considered the finally determined UPR Transfer Amount for purposes of this Agreement.

(iv)        In the event the Company has any dispute with regard to the UPR True Up Report or the Preliminary UPR Transfer Amount, such dispute shall be resolved in the manner described in this Section 3.1(a). The Company shall notify HCPCI in writing of such dispute within twenty (20) days after the Company’s receipt of the UPR True Up Report, which notice shall specify in reasonable detail the nature of the dispute.

(v)        During the thirty (30) day period following the Company’s receipt of such notice, the Parties shall attempt to resolve such dispute and determine the final calculation of the UPR Transfer Amount.

(vi)        If, at the end of the thirty (30) day period specified in subsection (a)(v) above, the Parties shall have failed to reach a written agreement with respect to all or a portion of such dispute (those items that remain in dispute at the end of such period are the “Unresolved Changes”), the Unresolved Changes shall be referred to an accounting firm (the “Outside Accountants”) jointly selected by the Company’s accountants and HCPCI’s accountants for review and resolution of any and all matters (but only such matters) which remain in dispute. The Company and HCPCI shall instruct their respective accountants to select the Outside Accountants in good faith within ten (10) days. If the Company’s and HCPCI’s accountants shall not have agreed upon the Outside Accountants within such ten (10) day period, within an additional five (5) days, they shall each designate an accounting firm that has not performed work in the last two years for either the Company or HCPCI and with expertise with respect to homeowners’ insurance business in the United States and the Outside Accountants shall be selected by lot from those two accounting firms. If only one of the Company’s and HCPCI’s accountants shall so designate a name of an accounting firm for selection by lot, such accounting firm so designated shall be the Outside Accountants.

(vii)        Each Party hereto agrees to execute, if requested by the Outside Accountants, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Outside Accountants shall be borne pro rata by the Company and HCPCI in inverse proportion to the allocation of the dollar amount of the Unresolved Changes, in the aggregate, between the Company and HCPCI made by the Outside Accountants such that the party with whom the Outside Accountants agree more closely pays a lesser proportion of the fees and expenses. The Outside Accountants shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by the Company and HCPCI, or Representatives thereof, and not by independent review, only the resolution of the Unresolved Changes. The Outside Accountants’ resolution of the Unresolved Changes, which for each of the Unresolved Changes shall be within the range of values of the amount claimed by either Party as to any of the Unresolved Changes, shall be made within thirty (30) days of the submission of the Unresolved Changes to the Outside Accountants, shall be set forth in a written statement delivered to the Company and HCPCI and shall be deemed to be mutually agreed upon by the Company and HCPCI for all purposes of this Agreement. Any changes to the UPR True Up Report resulting from such resolution of the Unresolved Changes shall be made, and such UPR True Up Report, as so changed shall be the final UPR True Up Report and the UPR Transfer Amount reflected therein shall be deemed the finally determined UPR Transfer Amount for purposes of this Agreement.

 (viii)        Cooperation. At all times prior to the final determination of the final UPR True Up Report and UPR Transfer Amount, HCPCI shall cooperate fully with the Company and the Company’s authorized Representatives, including providing, on a timely basis, all information necessary or useful in reviewing the UPR True Up Report.

 (ix)        UPR Adjustment. If, pursuant to the final UPR True Up Report, the finally determined Unearned Premium Reserve is greater than the Initial UPR Transfer Amount, the Company shall pay to HCPCI, in a manner provided in Section 3.1(a)(x), the amount of such difference to the extent not previously paid. If, pursuant to the final UPR True Up Report, the final UPR Transfer Amount is less than the Initial UPR Transfer Amount, HCPCI shall pay to the Company, in a manner provided in Section 3.1(a)(x), the amount of such difference). Any payment hereunder shall be referred to as the “UPR Adjustment.”

 (x)        Payment of UPR Adjustment. Payment of the UPR Adjustment shall be made within five (5) business days after the amount of the UPR Adjustment has been finally determined pursuant hereto, by wire transfer to the applicable Party of immediately available funds by the Party obligated to make such payment to the account designated by the receiving Party.

 (b)        Collection of Premiums.

  Following the Assumption Effective Date and subject to Section 3.3(a), all Premiums collected by HCPCI or any of its Affiliates attributed to Assumed Policies shall be retained by HCPCI and all Premiums collected by the Company shall be deposited directly into an account (or accounts) designated by, and issued in the name of, HCPCI or its Affiliate. Any Premiums collected by the Company pursuant to this Section 3.1 or Section 3.3 shall be the sole and exclusive property of HCPCI and, notwithstanding Section 3.2, shall not be subject to setoff in any form by the Company.

Section 3.2        Offset Rights.

Except as otherwise expressly provided herein, each Party hereto, and each of its respective Affiliates at the time an offset is asserted, shall have, and may exercise at any time and from time to time, the right to offset any balance or balances due to the other Party or any of its Affiliates at the time an offset is asserted, arising under this Agreement or any other agreement hereafter entered into by and between them, and regardless of whether on account of Premiums, Ceding Commissions, or Post-Assumption Losses related to or arising under the Assumed Policies; provided, however, that in the event of the insolvency of a Party hereto or any of its Affiliates, offsets shall only be allowed in accordance with the provisions of Applicable Law.

Section 3.3        Premium Payments for Assumed Policies

(a)        Upon and after the Assumption Effective Date, all Premium payments collected under the Assumed Policies shall be the sole property of HCPCI. Effective as of the Assumption Effective Date, the Company hereby assigns all of rights and privileges to draft or debit the accounts of any policyholders of the Assumed Policies for Premiums due after the Assumption Effective Date under the Assumed Policies pursuant to existing pre-authorized bank draft or electronic fund transfer arrangements between the Company and such policyholders. On and after the Assumption Effective Date, HCPCI is authorized to collect Premiums for the Assumed Policies from policyholders of the Company and may deposit such Premiums directly into one or more accounts designated by, and issued in the name of, HCPCI. To the extent any Premiums are received directly by the Company or its Affiliate, the Company shall so advise HCPCI and shall promptly remit them to HCPCI. The Company hereby appoints HCPCI as its duly appointed attorney-in-fact for purposes of authorizing HCPCI to endorse any Premium checks, drafts and money orders on behalf of the Company for deposit into HCPCI’s accounts for Premiums due on and after the Assumption Effective Date. HCPCI and the Company agree to maintain accounting and operational records and books in adequate detail so as to identify the specific Assumed Policies and policyholders of the Company with respect to all collected Premiums.

(b)        HCPCI shall timely pay any return Premium coming due under the Assumed Policies payable on or after the Assumption Effective Date, net of any Ceding Commission which may apply to such amounts. HCPCI’s obligation to pay such return Premium is limited to payment of such Premium actually received by HCPCI as part of the Unearned Premium Reserves. The Company shall retain the exclusive obligation to pay return Premium attributed to the Assumed Policies prior to the Assumption Effective Date.

Section 3.4        Final Settlement, Reports and Remittances.

(a)        Ceding Commissions attributable to Premium refunds will be credited to HCPCI. On April 30, 2012, the Parties shall conduct a settlement based upon monthly bordereaux to be provided by or on behalf of HCPCI evidencing the amount due or to be due in a form, and containing such detail, as is agreed to by the Parties. Such settlement shall fully settle the amount by which the Initial UPR Transfer Amount exceeds or does not exceed the amount intended to be transferred pursuant to Section 2.6 after taking into account all payments, credits, offsets and other adjustments, including Ceding Commissions attributable to return Premiums paid by HCPCI (such Ceding Commissions will be credited to HCPCI) and other similar Premium or commission adjustments payable to or by the Company or HCPCI pursuant to the terms of any of the Assumed Policies or any agent, producer or broker contract that relates to the Assumed Policies, which adjustments, whether positive or negative, shall be credited to or charged against HCPCI, as the case may be. Each Party shall pay or credit in cash or its equivalent to the other all net amounts for which it may be liable under the terms and conditions of this Agreement at the April 30, 2012 settlement. The Company hereby assigns to HCPCI any rights it has to return commissions that become due from any agent, producer, broker or other administrative entity as a result of returned Premiums paid by HCPCI, and HCPCI may collect such return commissions directly from such Persons. Receipt of return commissions by HCPCI from such an agent, producer, broker or other administrative entity will constitute credit charged against HCPCI for return Ceding Commission to the extent of such receipt, but not in excess of amounts credited to HCPCI for return Ceding Commission.

(b)        The Company and HCPCI shall furnish each other with such records, reports and information with respect to the Post-Assumption Losses, Claims, Inuring Reinsurance, and Unearned Premium Reserves, as may be reasonably required by the other Party to comply with any internal reporting requirements or reporting requirements of any Governmental Entity or to prepare and complete such Party’s quarterly and annual financial statements. In addition, if requested by the Company, HCPCI shall provide the Company with (i) monthly reports within thirty (30) days following the end of each month and in such form as agreed by the Parties, identifying all adjustments to Premiums or Ceding Commissions, and (ii) such additional information as may be reasonably requested by the Company with respect to any such reports.

(c)        If the Company or HCPCI receives notice of, or otherwise becomes aware of, any inquiry, investigation, proceeding, from or at the direction of a Governmental Entity, or is served or threatened with a demand for litigation, arbitration, mediation or any other similar proceeding relating to the Assumed Policies, the Company or HCPCI, as applicable, shall promptly notify the other Party thereof, whereupon the Parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner in light of all the relevant business, regulatory and legal facts and circumstances.

(d)        Each Party, at its expense, shall have the right, through authorized Representatives and upon reasonable advance notice during normal business hours, to periodically audit and inspect all books, records, and papers of the other Party solely in connection with the Assumed Policies or Claims in connection therewith and the performance of the Claims, underwriting and other administration services pursuant to Article 4. Each Party shall treat the other Party’s books, records, and papers in confidence.

(e)        HCPCI agrees that so long as this Agreement shall be in force, it will have capital and surplus of not less than the amount necessary to comply with the Applicable Laws of its domiciliary jurisdiction. HCPCI agrees to maintain reserves consistent with the Applicable Laws of any jurisdiction having regulatory authority over HCPCI.

ARTICLE 4

CLAIMS ADMINISTRATION

(a)        On and after the Assumption Effective Date, the Company will provide prompt notice to HCPCI or its designee of all Claims for Post-Assumption Losses which may be received by or on behalf of the Company or its Affiliates (but only to the extent such Claims are not otherwise known or reported to HCPCI or any of its Affiliates), and HCPCI or its designee will have the obligation to administer, investigate and defend, as applicable, at its own expense, any Claim for Post Assumption Losses. HCPCI shall have no duty, responsibility or obligation to administer any Claims occurring prior to the Assumption Effective Date or arising from or in any way associated with an event occurring before the Assumption Effective Date. At the request of HCPCI or such designee, the Company will jointly associate with HCPCI, at the expense of HCPCI, in the defense or control of any Claim, suit or proceeding involving the Assumed Policies, and the Company shall reasonably cooperate with HCPCI or such designee, at the expense of HCPCI, in every respect to procure the most favorable disposition of such claim, suit or proceeding.

(b)        The Company grants to HCPCI or one or more of HCPCI’s Affiliates designated by HCPCI, as of the Assumption Effective Date, authority in all matters relating to the administration of the Assumed Policies and any Claims for Post-Assumption Losses covered by this Agreement, including the authority (i) to pay and adjust Claims for Post-Assumption Losses which may be received by or on behalf of the Company, and (ii) to communicate directly with policyholders and to collect on behalf of the Company unpaid Premiums attributed solely to the Assumed Policies on and after the Assumption Effective Date. In exercising such authorities, HCPCI or any such Affiliate may delegate the performance of any duty described above to a third party; provided that no such delegation shall relieve HCPCI of its obligations hereunder. Subject to the forgoing limitation, effective as of the Assumption Effective Date, the Company hereby appoints HCPCI as its attorney-in-fact with respect to the rights, duties and privileges and obligations of the Company in and to the Assumed Policies, with full power and authority to act in the name, place and stead of the Company with respect to such contracts, including without limitation, the power to service such contracts, to adjust, defend, settle and to pay all Claims for Post-Assumption Losses, to recover salvage and subrogation for any Post-Assumption Losses incurred and to take such other and further actions as may be necessary or desirable to effect the transactions contemplated by this Agreement. As part of the foregoing, the Company grants full authority to HCPCI to adjust, settle or compromise all Post-Assumption Losses hereunder, and all such adjustments, settlements and compromises shall be binding on the Company. The Company agrees, at HCPCI’s expense, to cooperate fully with HCPCI in the transfer of such administration, and HCPCI agrees to be responsible for such administration.

(c)        HCPCI shall maintain sufficient resources and adequate staffing levels of personnel with appropriate experience to administer Claims for Post-Assumption Losses under the Assumed Policies in a professional manner in accordance with all Applicable Laws.

ARTICLE 5

REGULATORY MATTERS

At all times during the term of this Agreement, the Company and HCPCI shall hold and maintain all licenses and authorizations required under Applicable Law and otherwise take all actions that may be necessary to perform its obligations hereunder.

ARTICLE 6

DUTY OF COOPERATION

Each Party hereto shall cooperate fully with the other (and Company shall cause its vendors to cooperate) in all reasonable respects in order to accomplish the objectives of this Agreement, all at the expense of the requesting Party.

ARTICLE 7

RESOLUTION OF DISPUTES

(a)        Except as otherwise provided in Section 3.1(a), any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity hereof, that the Parties are unable to resolve after good faith negotiations shall be submitted for decision to a panel of three arbitrators. The arbitration shall be conducted under the American Arbitration Association Commercial Arbitration Rules, except as may be specifically modified herein. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested, or by overnight courier service, to the Party against whom relief is sought.

(b)        Each Party shall choose one individual as an arbitrator and the two arbitrators shall then choose a third arbitrator who shall preside at the hearing. If either Party fails to appoint an arbitrator within thirty (30) days after being requested to do so by the other Party, the latter, after ten (10) days’ notice by certified or registered mail or by overnight courier service of its intention to do so, may appoint the third arbitrator. If the two individuals are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected as follows: each arbitrator shall select three individuals and submit their names to the other arbitrator. In the event a name appears on both lists, that person shall be the third arbitrator. Otherwise, or in the event that more than one name appears on both lists, each arbitrator shall strike two from the other arbitrator’s list. Of the two persons remaining, one shall be chosen as the third arbitrator by drawing lots.

(c)        Within thirty (30) days after the appointment of the third arbitrator, the arbitrators shall jointly determine timely periods for the filing of briefs with the panel, discovery procedures and schedules for hearings. The arbitrators shall be relieved of all judicial formalities and shall not be bound by the strict rules of law, but, rather, shall view this Agreement as an honourable engagement between the Parties. The arbitration shall take place in Tampa, Florida or such other location as mutually agreed upon by the parties. The decision of the majority of the arbitrators, when rendered in writing, shall be final and binding. The arbitrators are empowered to grant interim relief, as they may deem appropriate.

(d)        The arbitrators shall make their decision considering the customs and practices of the applicable insurance and reinsurance business and as promptly as possible following the termination of hearings. Judgment upon the award may be entered in any court of competent jurisdiction.

(e)        The Parties intend this Article to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C. Section 1, et seq.), including any amendments to that Act which are subsequently adopted, notwithstanding any other choice of law provision set forth in this Agreement. In the event that either party refuses to submit to arbitration as required herein, the other Party may request the United States Federal District Court for the Middle District of Florida to compel arbitration in accordance with the Federal Arbitration Act. Both Parties consent to the jurisdiction of such court to enforce this article and to confirm and enforce the performance of any award of the arbitrators.

(f)        Each Party shall bear the costs of its chosen arbitrator and, unless the panel awards otherwise, its own attorneys’ fees, and jointly and equally bear, with the other Party, the costs of the third arbitrator and of the arbitration, including arbitrator travel and lodging, court reporters, room rental fees, et. al. The arbitrators may, in their discretion, award such further costs and expenses as they may consider appropriate, including attorneys’ fees to the extent permitted by the Applicable Law governing the arbitration.

ARTICLE 8

REPLACEMENT POLICIES

Section 8.1        Right to Offer Replacement Policies and Renewals.

(a)        From and after the Assumption Effective Date, HCPCI, in its name, is authorized to and may (directly or indirectly) solicit, quote, bind, write and/or issue, or cause to be solicited, quoted, bound, written and/or issued to any Company policyholder Replacement Policies upon the expiration, cancellation or anniversary of such policyholder’s contract with the Company relating to the Assumed Policies, on the respective forms and rates of HCPCI, subject to and in accordance with Applicable Law.

(b)        HCPCI shall offer to issue a Replacement Policy to each policyholder of the Assumed Policies, subject to HCPCI’s determination in its sole discretion that each such policyholder satisfies HCPCI’s underwriting and other criteria.

(c)        Except as required by Applicable Law or the applicable Assumed Policies, neither the Company nor any of its Affiliates shall attempt to solicit, sell, write or issue any evidence of insurance constituting the Assumed Policies that would have the effect of canceling any Assumed Policies prior to the end of their natural terms without the prior written consent of HCPCI.

(d)        The Company shall cause its Affiliates, including HomeWise Management Company, to cooperate with HCPCI in connection with fulfilling its obligations and duties arising under this Agreement, and the Company will enter into and execute amendments to any contracts with such Affiliates as may be necessary or appropriate to fulfill the terms of this Agreement. At a minimum, such amendments shall cause such Affiliates to assign any right, title, or interest they may have to renewals in or to the Assumed Policies to HCPCI and to release the Company and HCPCI from any liability or claims for all or any portion of the Premiums.

(e)        The Company covenants and agrees, from and after the date of execution of this Agreement, following written notice by HCPCI to the Company, to provide, to the extent permitted by Applicable Law and contractual obligations with third parties, to HCPCI and its respective Representatives reasonable access during normal business hours to the originals or copies of all books and records relating to the Assumed Policies (to the extent such books and records are not in the possession or control of HCPCI or its Affiliates) and to reasonably make available to HCPCI any such Representatives or employees of the Company or any of its Affiliates with knowledge thereof; provided, however, that HCPCI shall not have access to or use, and will not permit any of its Affiliates or any of their respective Representatives, to have access to or use any of the items referred to in this Section 8.1 in a manner that would (i) cause the Company or its Affiliates to be in breach of any contract with any Person, and (ii) be in violation of any Applicable Law, including any applicable state or federal privacy laws.

Section 8.2        Communications with Producers and Policyholders.

From and after the date of execution of this Agreement, in all cases subject to Applicable Law, the Company shall make reasonably available during business hours and upon reasonable notice employees of the Company or its Affiliates reasonably requested by HCPCI or its Representatives, to assist HCPCI in retaining the Assumed Policies, including, without limitation, scheduling meetings and conference calls among the Company, HCPCI and producers and sending communications (the content of which shall be subject to the Company’s prior review and reasonable approval) to producers, the actual out-of-pocket allocable costs of which will be borne by HCPCI or its Representatives, for the purpose of encouraging producers or policyholders to enter into contractual arrangements with HCPCI or its Representatives from and after the Assumption Effective Date, as reasonably requested by HCPCI. HCPCI may use the names and marks of the Company in connection with its efforts to retain the Assumed Policies, subject to approval by the Company, such approval not to be unreasonably withheld.

Section 8.3        Non-Solicitation With Respect to the Assumed Policies.

(a)        The Company agrees that, from and after Assumption Effective Date, the Company shall not, directly or indirectly, solicit, market, offer, bind, enter into or issue insurance contracts, policies, treaties or slips for or relating to, the Assumed Policies. From and after the Assumption Effective Date, the Company shall not use or permit the use of Confidential Information by its Affiliates (in the case of Affiliates, only to the extent such Affiliates owe a fiduciary, contractual or implied duty of confidentiality to the Company with respect to such Confidential Information) or any other Person (except for HCPCI or its designated Affiliates) to solicit, market, offer, bind enter into or issue insurance contracts, policies, treaties, slips for or relating to the Assumed Policies.

(b)        The Parties hereto acknowledge that the restrictions contained in this Section 8.3 were specifically negotiated to induce HCPCI to enter into this Agreement and are reasonable and necessary to protect the legitimate interests of HCPCI, that HCPCI shall not have an adequate remedy at law for any actual or attempted breach or violation of this Section 8.3 and that HCPCI, in addition to any other rights or remedies, shall be entitled to specific performance, injunctive and other equitable relief for any actual or attempted breach or violation, as well as reasonable attorneys’ fees incurred in successfully enforcing the covenants in this Section 8.3 against any such actual or attempted breach or violation. Anything in this Agreement to the contrary notwithstanding, the rights of HCPCI under this Section 8.3 shall inure to the benefit of any successor or assign of HCPCI, including, without limitation, any Person acquiring, directly or indirectly, all or substantially all of the assets of HCPCI, whether by merger, consolidation, sale or otherwise.

(c)        The provisions of this Section 8.3 shall survive expiration or termination of this Agreement.

ARTICLE 9

REGULATORY APPROVALS

The Company and HCPCI shall submit all necessary registrations, filings and notices with, and obtain all necessary consents, approvals, qualifications and waivers from, all Governmental Entities and other parties which may be required under Applicable Law as a result of the transactions contemplated by, or to perform its respective obligations under, this Agreement, including the Florida Office of Insurance Regulation. The Parties agree that where formal approval is required by any Governmental Entity, this Agreement shall not be effective as to any and all Assumed Policies in such jurisdiction until such approval is obtained.

ARTICLE 10

TERMINATION

This Agreement shall not be subject to termination by any Party except (i) by written agreement between HCPCI and the Company on the date indicated by such agreement, after receipt of any required approval from Governmental Entities, or (ii) at the election of HCPCI in its sole discretion immediately upon any breach by the Company of its covenants, representations, warranties or conditions included in Article 2 or 3 that would have a material adverse effect on the transactions contemplated by this Agreement. In the event the transfer of the Unearned Premium Reserves to, or collection of Premiums by, HCPCI is invalidated in its entirety or HCPCI is otherwise ordered to return such funds to the Company or other Person, HCPCI shall have no duty, obligation or liability to administer or pay any Post-Assumption Losses or Claims arising under the Assumed Policies. Notwithstanding anything in this Agreement to the contrary, in the event the Company for any reason fails to pay all or any portion of the Initial UPR Transfer Amount, this Agreement may be terminated by HCPCI retroactively as of the Assumption Effective Date, in which case HCPCI shall promptly repay to the Company any and all of the Initial UPR Transfer Amount which may have actually been paid by the Company under Section 3.1(a)(i), and HCPCI shall have no duty, obligation or liability to administer or pay any Post-Assumption Losses or Claims arising under any policies that otherwise would have become Assumed Policies but for termination under this paragraph.

ARTICLE 11

INDEMNIFICATION

Section 11.1        Indemnification Obligations of the Company.

Subject to the provisions of this Agreement, the Company agrees to indemnify and hold HCPCI and its Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all liabilities, damages, losses, costs or expenses, including attorneys’ fees, resulting from or relating to a breach by the Company or any of its Affiliates of any covenant or agreement of the Company or any of its Affiliates in this Agreement and for Pre-Assumption Effective Date Liabilities.

Section 11.2        Indemnification Obligations of HCPCI.

Subject to the provisions of this Agreement, HCPCI agrees to indemnify and hold the Company and its Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all liabilities, damages, losses, costs or expenses, including attorneys’ fees, resulting from or relating to a breach by HCPCI or any of its Affiliates of any covenant or agreement of HCPCI or any such Affiliate in this Agreement.

ARTICLE 12

MISCELLANEOUS

Section 12.1        Notices.

All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)         If to the Company, to:

HomeWise Insurance Company

c/o Glencoe Capital, LLC

222 West Adams Street, Suite 1000

Chicago, Illinois 60606

Attention: Portfolio Manager

Facsimile No.: (312) 795-0455

with copies to:

McDermott, Will & Emery

227 West Monroe Street

Chicago, Illinois 60606-5096

Attention: Scott M. Williams

Facsimile: (312) 984-7700

or to such other person or address as the Company shall furnish to HCPCI in writing.

(b)         If to HCPCI, to:

Paresh Patel, Chief Executive Officer

5300 West Cypress Street, Suite 100

Tampa, FL 33607

(813) 405-3612 tel

(813) 865-0174 fax

pspatel@hcpci.com

with copy to

Andrew L. Graham, General Counsel

5300 West Cypress Street, Suite 100

Tampa, FL 33607

(813) 405-3615 tel

(813) 865-0174 fax

agraham@hcpci.com

or to such other person or address as HCPCI shall furnish to the Company in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any Party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

Section 12.2        Assignment; Parties in Interest.

(a)        Assignment.    Except as expressly provided herein, the rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Party.

(b)        Parties in Interest.    This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Except as provided in Section 3.2, nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement.

Section 12.3        Waivers and Amendments; Preservation of Remedies.

This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have under Applicable Law or in equity.

Section 12.4        Governing Law; Venue.

This Agreement shall be construed and interpreted according to the internal laws of the State of Florida excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the parties’ obligation to arbitrate any disputes in accordance with the provisions of Article 7, the Parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts sitting in Tampa, Florida, each Party hereby submitting to the personal jurisdiction thereof, and the Parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 12.1 shall be deemed properly served and accepted for all purposes.

Section 12.5        Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.6        Entire Agreement; Merger.

This Agreement, and any exhibits, schedules and appendices attached hereto and thereto, together constitute the final written integrated expression of all of the agreements among the Parties with respect to the subject matter hereof and is a complete and exclusive statement of those terms, and supersede all prior or contemporaneous, written or oral, memoranda, arrangements, contracts and understandings between the Parties relating to the subject matter hereof. Any representations, promises, warranties or statements made by any Party which differ in any way from the terms of this Agreement or any applicable provisions contained in the Ancillary Agreements shall be given no force or effect. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements or contracts between or among them related in any way to the matters herein contained unless specifically included or referred to in this Agreement. No addition to or modification of any provision of this Agreement or any applicable provisions of the Renewal Rights Agreement shall be binding upon either Party unless embodied in a dated written instrument signed by both Parties.

Section 12.7        Exhibits and Schedules.

All exhibits, schedules and appendices are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement.

Section 12.8        Headings.

The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

Section 12.9        Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Law or regulations, that provision shall not apply and shall be omitted to the extent so contrary, prohibited, or invalid; but the remainder of this Agreement shall not be invalidated and shall be given full force and effect insofar as possible.

Section 12.10        Expenses.

Regardless of whether or not the transactions contemplated in this Agreement are consummated, each of the Parties shall bear their own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby, except as otherwise expressly provided for in this Agreement.

Section 12.11        Further Assurances.

HCPCI and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute any documents necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, subject to its terms; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and not impose upon either Party any material liability, risk or obligation not contemplated by this Agreement.

Section 12.12        Currency.    The currency of this Agreement and all transactions under this Agreement shall be in United States Dollars.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above.

HOMEWISE INSURANCE COMPANY

By

Title

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY, INC.

By

Title

Schedule 2.3(b) and 2.3(c)

•

Note Purchase Agreement dated February 22, 2010 among HomeWise Holdings, Inc., a wholly-owned subsidiary of Glencoe Acquisition, Inc. (“HW Holdings”) and the other parties thereto (as amended from time to time, the “Senior Note Purchase Agreement”) and the other documents executed in connection therewith, including, without limitation, (a) those certain Security Agreements (as defined in the Senior Note Purchase Agreement), (b) those certain Notes (as defined in the Senior Note Purchase Agreement) and (c) that certain Premium Repayment Agreement dated March 5, 2010 among HW Holdings and the other parties thereto (collectively, as amended from time to time, the “HomeWise Loan Documents”).

•

Note Purchase Agreement dated May 31, 2011 by and among Glencoe Acquisition, Inc., First Home Acquisition Company, LLC, a wholly-owned subsidiary of Glencoe Acquisition, Inc., Carlyle Multi-Strategy Master Fund Liquidating Trust and Charles H. Powers, Sr. (as amended from time to time, the “Subordinated Note Purchase Agreement”) and the other documents executed in connection therewith, including, without limitation, (a) those certain Subsidiary Guarantees (as defined in the Subordinated Note Purchase Agreement) and (b) those certain Notes (as defined in the Subordinated Note Purchase Agreement) (collectively, as amended from time to time, the “FHAC Loan Documents”).

•	Underwriting Policy Administration and Processing Management Agreement dated June 20, 2007, as amended from time to time, with Seibels, Bruce & Company

•	Claims Administration Services Agreement dated June 20, 2007, as amended from time to time, with Insurance Network Services, Inc.

•	Letter agreement dated May 16, 2007, as amended from time to time, with Seibels, Bruce & Company

•	Service Agreement dated May 4, 2005, as amended from time to time, with First Home Insurance Agency, LLC

•	Managing Agency Contract dated January 1, 2006, as amended from time to time, with HomeWise Management Company

•	Quota Share Reinsurance Contract effective May 31, 2010, as amended from time to time, with Greenlight Reinsurance Ltd.

•	Master Expanded Market Agreement dated January 1, 2009, as amended from time to time, with Ivantage Select Agency, Inc.

•	Renewal Rights Agreement with Sawgrass

•	License Agreement dated December 1, 2009, as amended from time to time, with Xactware Solutions, Inc.

•	Access and Use Agreement dated December 1, 2009, as amended from time to time, with AIR Worldwide

•	Reinsurance contract with DE Shaw

•	OIR approval and consent order